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                                 EXHIBIT 10.10


                              CONSULTING AGREEMENT


                 THIS CONSULTING AGREEMENT (the "Agreement") entered into as of the 3rd day of January 1995, between Transcisco Industries, Inc., a Delaware corporation (the "Company"), and Deucalion Securities, Inc., (Deucalion),

                              W I T N E S S E T H:

                 WHEREAS, Deucalion has agreed to provide the services of Steven L. Pease to be employed as President and Chief Executive Officer of the Company; and

                 WHEREAS, the Company and Deucalion would now like to formalize the terms and conditions of such employment;

                 NOW, THEREFORE, the parties hereto agree as follows:

                 1. EMPLOYMENT AS PRESIDENT. The Company agrees to employ Deucalion, and through Deucalion, retain Mr. Pease as its President and Chief
Executive Officer.    Deucalion/Mr. Pease agrees to be so employed on the terms
and conditions set forth herein. Deucalion/Mr. Pease will serve in such capacity at the direction of, to the reasonable satisfaction of, and under the control of the Board of Directors of the Company (the "Board of Directors"), and shall at all times faithfully, industriously, and to the best of his ability, experience and talents perform such duties as shall be assigned to him consistent with such office. Deucalion/Mr. Pease's duties shall include, but not be limited to, the carrying out of the Company's Joint Plan of Reorganization, dated June 21, 1993, Bankruptcy No. 91-32674-TC, as amended (the "Bankruptcy Plan").

                 2.  APPOINTMENT TO BOARD OF DIRECTORS.  Mr. Pease is presently
a member of the Board of Directors.   During the term of his employment
hereunder, Mr. Pease shall be renominated to the Board of Directors upon expiration of his term as a director.

                 3. TERM. The term of this Agreement shall commence on January 3, 1995, and thereafter shall continue in effect until January 3, 1998.

                 4. FEE. Deucalion's fee for providing Pease to serve as President and Chief Executive officer of the Company and as a member of the Board of Directors shall initially be $200,000 per annum, and shall be increased to at least $240,000 per annum upon the closing of a satisfactory refinancing of the Company's Class F Debt or on the transfer of control. Any
increase will not be retroactive.   The fee will be payable monthly at
mid-month. The fee shall be reviewed annually by the Board of Directors and shall be adjusted upwards, if appropriate, based upon the Board of Directors' assessment of Deucalion/Mr. Pease's accomplishments and

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contributions to the Company.  Such fee as is in effect from time to time is herein referred to as the "consulting fee" or "fee".

                 5. REIMBURSEMENT OF EXPENSES. During the term of Deucalion's services, the Company shall pay all reasonable expenses incurred by Deucalion in connection with the performance of Mr. Pease's duties in furtherance of the business of the Company; provided that each such expense qualifies as a proper deduction for federal and state income tax purposes (without regard to the limitations on deductibility on meals and entertainment expenses) and that Deucalion furnishes the Company with adequate receipts or other records substantiating each such expense. At each of its meetings, the Board of Directors will be provided with a summary of such expenses for its review.

                 6. INCENTIVE COMPENSATION. The Company shall pay to Deucalion a cash incentive compensation award (the "Bonus"), based upon the performance of Deucalion/Mr. Pease during each fiscal year in which this Agreement is in effect, determined by the Board of Directors as follows:

                          (A)     TIMING OF AWARD.  Any Bonus awarded to
Deucalion shall be paid annually within 30 days after the completion of the audit for the fiscal year for which the Bonus has been awarded. In the event of a change in the last day in the Company's fiscal year, the Bonus payable for that fiscal year shall be prorated according to the number of months included in said fiscal year.

                          (B)     DETERMINATION OF AWARD.  Unless the Board of
Directors shall have determined to replace the Bonus program as provided in subsection (c), the amount of the Bonus shall be determined as follows:

                                  (1)      Deucalion shall be paid a bonus
equal to the sum of (i) 0.5% of its fee for each 1% that net income exceeds the net income projected in formulating the Bankruptcy Plan, plus (ii) 0.5% of its fee for each 1% that cash flow exceeds the cash flow projected in formulating the Bankruptcy Plan, up to a maximum bonus equal to 200% of the fee.

                                  (2)      The Bonus award may be increased
above the amount determined in Section 6(b)(1) if, during the fiscal year for which the Bonus is awarded, the Board of Directors is of the opinion that the Company's performance is significantly better than expected.

                          (C)     CHANGE IN BONUS STRUCTURE.  The Board of
Directors may, in its sole discretion, replace the provisions included in this
Section 6 with a comparable bonus plan.





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                 7.  EMPLOYMENT BENEFITS.  The Company shall provide Deucalion with an employee benefits package (including group medical insurance, parking, vacations, and holidays) comparable to the employee benefits package enjoyed by other senior executives of the Company.

                 8. STOCK OPTIONS. The Company shall grant Mr. Pease options to purchase shares of the Common Stock of the Company (the "Options"). The number of shares of the Company's Common Stock to be subject to such Options and the price at which such shares may be purchased thereunder shall be determined as follows (subject to equitable adjustment for stock splits, stock dividends and similar transactions):

                          (A)     NUMBER OF OPTIONS.  Mr. Pease has been
granted Options to purchase 300,000 shares of Common Stock effective January 20, 1995.

                          (B)     EXERCISE PRICE.  The exercise price for each
Option is  $ 1.4375 per share.

                          (C)     TERM AND VESTING OF OPTIONS; TERMINATION.
The term of the Options shall be ten (10) years from the date of commencement of employment as set forth in Section 3 hereof. Provided no notice of termination has been given pursuant to Section 9, the Options shall vest in thirty-six (36) equal monthly installments. The price and vesting schedule of any Options granted in excess of 300,000 shall be determined by the Board of Directors when such Options are granted. Upon the giving of notice of termination pursuant to Section 9, any unvested Options shall be canceled immediately and shall be of no further force and effect, and Mr. Pease shall have 90 days following such notice to exercise any Options which are vested as of the date of such notice.

                          (D)     S-8 REGISTRATION.  The Company will maintain
an S-8 registration (or its equivalent) for the 300,000 option shares granted to Mr. Pease.

                 9. TERMINATION. This Agreement may be terminated as follows:

                          (A)     TERMINATION BY THE COMPANY.  The Company
shall be entitled to terminate this Agreement for any reason, including but not limited to dissatisfaction with Deucalion/ Mr. Pease's performance, in the sole discretion of the Board of Directors.

                                  (1)      TERMINATION.  If the Company elects
to terminate this Agreement, the Company shall continue to pay Deucalion an amount equal to the fee in effect at the time of the notice of termination for a period of ninety (90) days. Deucalion shall have the right to elect to continue the group medical insurance in accordance with Section 4980B(f) of the Internal Revenue Code, or such other comparable provision as is in effect at the time of




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the termination.  In addition, the Company, at the discretion of the Board of
Directors, may award a Bonus to Deucalion, prorated according to the number of months Deucalion provided services to the Company during the fiscal year in which Deucalion was terminated.

                          (B)     TERMINATION FOR CAUSE.  The Company may
terminate Deucalion at any time (without prior notice) for cause, which shall include dishonesty, disloyalty, moral turpitude, gross incompetence, willful misconduct, gross impropriety, illegal acts by Mr. Pease and any other acts which would cause the Company to be held in disrepute in the investment or business communities. In the event that this Agreement is terminated in accordance with this Section 9(b), the Board of Directors shall pay Deucalion's fee for 30 days following the date of termination and, solely at its discretion, award a Bonus to Deucalion.

                          (C)     DEATH OR DISABILITY.  Deucalion's services
hereunder shall automatically terminate on the date of Mr. Pease's death or mental or physical disability. For purposes of this Agreement, Mr. Pease shall be deemed to have become disabled if because of ill health, physical or mental disability or for other cause beyond his control he shall have been, in the good faith opinion of the Company, unable or unwilling or shall have failed to perform his duties hereunder for a continuous period of ninety (90) days.

                          (D)     TERMINATION BY DEUCALION FOR CAUSE.
Deucalion may terminate this agreement on 120 days written notice or by notice thereof to the Company at any time within 60 days after the occurrence of (1) a material breach of this Agreement by the Company or (2) any decision by the Board of Directors to materially modify Deucalion/Mr. Pease's titles, duties or responsibilities in a way that substantially diminishes his authority or level of responsibility.

                 In the event this Agreement is terminated pursuant to this
Section 9(d), Deucalion shall be entitled to the same fee continuation and other benefits as would be due and owing to him if he were terminated by the Company without cause, under the provisions of paragraph 9(a) above.

                 10. CHANGE IN CONTROL. In the event of a Change in Control (as hereinafter defined), Deucalion shall be entitled to one (1) year's fee continuation, and all of the Options granted under Section 8 shall immediately vest and Mr. Pease shall have 365 days in which to exercise such Options. A "Change in Control" shall occur if (a) any person is or becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company's outstanding securities, except by reason of a repurchase by the Company of its securities; (b) there is a change in the composition of the Company's Board of Directors such that a majority of the Directors cease to be Independent Directors as defined in the Company's By-Laws; or (c) the Company's shareholders approve a merger or consolidation of the Company with any other company (unless the voting stock of the Company outstanding





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immediately prior to such merger or consolidation continues to represent a majority of the voting power of the surviving entity after such merger or consolidation, or unless at least 50% of the Directors of the surviving entity immediately after the merger or consolidation were Directors of the Company prior thereto).

                 11. RELOCATION. The parties presently contemplate that the services to be provided by Deucalion under this Agreement will not require that he relocate its permanent residence to a location outside the San Francisco Bay Area.

                 12. ARBITRATION. Any dispute between Deucalion/Mr. Pease and the Company shall be resolved as follows:

                          (A)     APPLICABLE RULES.  All disputes shall be
resolved using expedited arbitration under the rules of the American Arbitration Association ("AAA"), unless the parties mutually agree to abide by the rules of the Judicial Arbitration and Mediation Service ("JAMS"). The arbitrator shall be selected pursuant to the rules of the appropriate organization.

                          (B)     ARBITRATION METHOD.  If the dispute
substantially involves only monetary damages, each party shall be required to submit a proposed resolution of the dispute (the "Proposals") to the chosen arbitrator. The arbitrator shall be required to choose one of the Proposals as the final resolution of the dispute.

                          (C)     OTHER.  The arbitration shall be final,
conclusive and binding upon the parties. All expenses of said arbitration shall be divided equally between Deucalion and the Company.

                 13. REPRESENTATIONS. The Company represents to Deucalion that this Agreement has been approved by its Board of Directors. Deucalion represents to the Company that the services of Mr. Pease will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. The Company acknowledges that Mr. Pease has, and will continue to be involved in other, Non-Transcisco business activities, including his responsibilities as General Partner of Deucalion Venture Partners.

                 14. CONFIDENTIAL INFORMATION. Deucalion/Mr. Pease agrees to maintain in confidence all of the trade secrets and confidential information of the Company and not to divulge the same to any other person except as authorized by the Board of Directors.

                 15. ENTIRE AGREEMENT. This agreement contains the entire agreement of the parties with respect to the terms of Deucalion's service and all other agreements, whether





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written or oral, with respect to the subject matter hereof are hereby superseded, replaced and discharged.

                 16. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California.

                 17. ASSIGNMENT. This Agreement and the rights, privileges and benefits inuring to Deucalion by virtue hereof shall not be and are not capable of assignment by Deucalion either voluntarily or involuntarily.


                 IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first set forth above.


                                              TRANSCISCO INDUSTRIES, INC.


                                              By:/s/ Eugene M. Armstrong
                                                 -----------------------------
                                                 Eugene M. Armstrong, Chairman



                                              By:/s/ Steven L. Pease
                                                 -----------------------------
                                              DEUCALION SECURITIES, INC.
                                              BY:  Steven L. Pease, President





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